UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

WMS INDUSTRIES INC.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 15, 2005

To the Stockholders of

WMS Industries Inc.

Notice is hereby given that the Annual Meeting of Stockholders of WMS Industries Inc. (“WMS”) will be held on Thursday, December 15, 2005 at 10:00 a.m. Central Time at The Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611, in LaSalle B, to consider and act upon the following matters:

1.	Electing a board of ten (10) directors;

2.	Ratifying the appointment of Ernst & Young LLP as Independent Registered Public Accountants for our fiscal year ending June 30, 2006; and

3.	Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on October 19, 2005 are entitled to notice of and to vote at our 2005 annual meeting and any adjournments thereof. A list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder of WMS for any purpose germane to the annual meeting during regular business hours at our principal executive offices for the ten-day period prior to the annual meeting and will be available at the meeting.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE.

By Order of the Board of Directors,

Kathleen J. McJohn
Vice President, General Counsel and Secretary

Waukegan, Illinois

October 24, 2005

ANNUAL MEETING OF STOCKHOLDERS

OF

WMS INDUSTRIES INC.

PROXY STATEMENT

WMS Industries Inc. is furnishing this proxy statement to you in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting of Stockholders. The meeting is scheduled to be held at The Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611, in LaSalle B, on Thursday, December 15, 2005 at 10:00 a.m. Central Time, or at any proper adjournment or adjournments.

If you properly execute and return your proxy card, it will be voted in accordance with your instructions. If you return your signed proxy but give us no instructions as to one or more matters, the proxy will be voted on those matters in accordance with the recommendations of our Board as indicated in this proxy statement. You may revoke your proxy, at any time before it is voted, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

The mailing address of our principal executive offices is 800 South Northpoint Boulevard, Waukegan, Illinois 60085. This solicitation is made by WMS Industries Inc. We will begin mailing this proxy statement and form of proxy to our stockholders on or about October 28, 2005, and we will bear the cost of soliciting proxies in the enclosed form. In addition to the solicitation of proxies by use of the mails, our officers, directors and other employees may also solicit proxies personally or by mail, electronic mail, telephone or facsimile, but they will not receive additional compensation for those services. We will ask banks, brokerage houses and other institutions, nominees and fiduciaries holding shares of our common stock in their names to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them upon request for their reasonable expenses in so acting.

Only holders of our common stock, $.50 par value per share, of record at the close of business on October 19, 2005 (the “Record Date”) will be entitled to vote at our annual meeting or any adjournment or adjournments. There were 31,673,158 shares of our common stock outstanding on the Record Date. Each share of our common stock entitles the holder to one vote on each matter at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND

EXECUTIVE OFFICERS

Principal Stockholders

The following table sets forth information as of the dates noted in the footnotes about persons that, to our knowledge, as of October 19, 2005 beneficially owned more than 5% of the outstanding shares of our common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Neil D. Nicastro, whose beneficial ownership is described under “Security Ownership of Directors, Nominees and Executive Officers” below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Sumner M. Redstone and National Amusements, Inc. 200 Elm Street Dedham, MA 02026	3,783,900	(1)	11.95%

FMR Corp. 82 Devonshire St. Boston, MA 02109	3,540,396	(2)	11.18%

Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	2,701,095	(3)	8.52%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MY 21202	2,490,827	(4)	7.86%

Morgan Stanley 1585 Broadway New York, NY 10036	2,223,110	(5)	7.02%

Kornitzer Capital Management Inc. 5420 West 61st Place Shawnee Mission, KS 66205	2,039,274	(6)	6.64%

(1)	Based upon an amendment to Schedule 13D filed with the Securities and Exchange Commission by Sumner M. Redstone and National Amusements, Inc. (NAI) on October 13, 2205. As a result of his stock ownership in NAI, Mr. Redstone is considered the beneficial owner of the shares owned by NAI. Mr. Redstone and NAI have reported sole dispositive power over 300,000 and 3,483,900 shares, respectively. Mr. Redstone has reported that, under several share forward transactions, he may sell up to all of his directly-owned shares in several tranches which began in March 2005 and are scheduled to conclude in October 2005; Mr. Redstone has disclosed the sale of all of the shares directly owned by him under these transactions. These transactions, if completed, will reduce his beneficial ownership to approximately 11.00% of our outstanding common stock by the end of October 2005. Under a Voting Proxy Agreement among Mr. Redstone, NAI, Neil D. Nicastro and us, Mr. Nicastro has sole voting power over Mr. Redstone’s shares including NAI’s shares. See “Voting Proxy Agreements.”
(2)

Based upon Amendment 12 to Schedule 13G dated February 14, 2005 filed with the Securities and Exchange Commission by FMR Corp. FMR reported that it has no voting power but sole dispositive power over 3,540,396 shares as a result of its wholly-owned subsidiary, Fidelity Management and Research Company, acting as investment advisor to various investment companies holding 3,540,396 shares, over which Edward C. Johnson 3rd, Chairman of FMR, and Abigale P. Johnson, a director of FMR, also reported sole dispositive power. One of the various investment companies, Fa Value Strategies Fund, reported holding 2,680,471 shares (8.58%). The amount reported to be held by FMR includes 620,829 and 60,667 shares of common stock issuable upon conversion of $12,280,000 and $1,200,000, respectively, principal amount of WMS Convertible Subordinated Notes due July 15, 2010, convertible at a price of $19.78 per share, held indirectly by FMR.
(3)	Based upon Schedule 13G dated February 8, 2005 filed with the Securities and Exchange Commission by Massachusetts Financial Services Company. Massachusetts Financial Services Company reported that it has sole voting power over 2,644,815 shares and sole dispositive power over 2,701,095 shares of WMS.
(4)	Based upon Schedule 13G dated February 14, 2005 filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported that it has sole voting power over 620,627 shares and sole dispositive power over 2,490,827 shares of WMS. These securities are owned by various individual and institutional investors, for which T Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Based upon Schedule 13G dated February 15, 2005 filed with the Securities and Exchange Commission by Morgan Stanley and Morgan Stanley Investment Management. Morgan Stanley filed the 13G in its capacity as the parent company of Morgan Stanley Investment Management, one of its business units. Morgan Stanley reported sole voting and sole dispositive power over 2,223,110 shares of WMS.
(6)	Based upon Schedule 13G dated February 7, 2005 filed with the Securities and Exchange Commission by Kornitzer Capital Management Inc. Kornitzer Capital Management Inc. reported that is has shared voting power over 2,039,274 shares and shared dispositive power over 2,039,274 shares of WMS.

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth, as of October 19, 2005, information about the beneficial ownership of our common stock by each of our directors, nominees and the executive officers named in the Summary Compensation Table below and by all of our directors, nominees and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Outstanding Common Stock (1)
Harold H. Bach, Jr.*	53,319	(2)	**
William C. Bartholomay*	82,850	(3)	**
Orrin J. Edidin	160,989	(4)(5)	**
Brian R. Gamache*	573,290	(5)(6)	1.78%
Seamus McGill	91,500	(5)(7)	**
Kathleen J. McJohn	2,500	(8)	**
Norman J. Menell*	61,266	(9)	**
Louis J. Nicastro*	142,864	(5)(9)	**
Neil D. Nicastro*	4,773,403	(10)	15.04%
Edward W. Rabin, Jr.*	—
Harvey Reich*	31,740	(11)	**
Scott D. Schweinfurth	159,489	(5)(12)	**
Ira S. Sheinfeld*	53,319	(2)	**
William J. Vareschi, Jr.*	28,319	(13)	—
Directors, Nominees and Executive Officers as a group (15 persons)	6,238,348	(14)	18.95%

*	Nominee for Director
**	Less than 1%

(1)	Includes shares subject to options that are currently exercisable or will become exercisable within 60 days. These shares are deemed outstanding for purposes of calculating the percentage of outstanding common stock owned by a person individually and by all directors and executive officers as a group but are not deemed outstanding for the purpose of calculating the individual ownership percentage of any other person.
(2)	Consists of 50,000 shares underlying stock options and 3,319 deferred units representing the right to receive 3,319 shares upon departure from the Board.
(3)	Includes 50,000 shares underlying stock options and 3,319 deferred units representing the right to receive 3,319 shares upon departure from the Board.
(4)	Includes 97,921 shares underlying stock options.
(5)	Includes a restricted stock grant which vests over three years, with respect to one-third on each of December 9, 2005, 2006 and 2007, subject to the reporting person’s continued employment with WMS. For Messrs. Louis J. Nicastro, Gamache, Edidin, Schweinfurth, and McGill, the grant was 84,913 shares, 67,457 shares, 30,989 shares, 28,489 shares, and 7,500 shares, respectively.
(6)	Includes 500,833 shares underlying stock options.
(7)	Includes 84,000 shares underlying stock options.
(8)	Includes 2,500 shares underlying stock options.
(9)	Includes 50,000 shares underlying stock options and 3,319 deferred units representing the right to receive 3,319 shares upon departure from the Board.
(10)	Includes 3,783,900 shares owned by Sumner M. Redstone and National Amusements, Inc. and 926,170 shares owned by Phyllis G. Redstone for which the reporting person has sole voting power but no dispositive power. See “Voting Proxy Agreements.” Also includes 60,000 shares underlying stock options and 3,319 deferred units representing the right to receive 3,319 shares upon departure from the Board.
(11)	Includes 25,000 shares underlying stock options and 3,319 deferred units representing the right to receive 3,319 shares upon departure from the Board.
(12)	Includes 130,000 shares underlying stock options.
(13)	Consists of 25,000 shares underlying stock options and 3,319 deferred units representing the right to receive 3,319 shares upon departure from the Board.
(14)	Includes 1,228,333 shares underlying stock options, restricted shares totaling 221,848 shares and 26,552 deferred units. Also includes 3,783,900 shares of common stock owned by Sumner M. Redstone and National Amusements and 926,170 shares of common stock owned by Phyllis G. Redstone with respect to which Neil D. Nicastro has sole voting power but no dispositive power. See “Voting Proxy Agreements” below.

Voting Proxy Agreements

In order for us to manufacture and sell gaming machines in Nevada, our officers are required to be, and have been or are in the process of being, registered, licensed or found suitable by the Nevada gaming authorities. In addition, under applicable Nevada law and administrative procedure, as a greater than 10% stockholder of WMS, Sumner M. Redstone was required to apply, and has an application pending with the Nevada gaming authorities, for a finding of suitability as a stockholder of WMS. Mr. Redstone and National Amusements, Inc., a company that he controls, collectively own 3,783,900 shares, or 11.95%, of our common stock.

Under an amended voting proxy agreement, originally entered into in 1995, Mr. Redstone and National Amusements, Inc. voluntarily granted a voting proxy to Neil D. Nicastro to vote all of Mr. Redstone’s and National Amusements, Inc.’s shares of our common stock. The agreement is intended to ensure that the passive investment position of Mr. Redstone and National Amusements, Inc. relative to WMS will not change without prior notification to the Nevada gaming authorities. Under this agreement, Mr. Nicastro votes the shares of our common stock owned by Mr. Redstone and National Amusements, Inc. at his discretion at meetings of our stockholders and acts as proxy in connection with any written consent of our stockholders. The term of the agreement ends on August 24, 2010 unless Mr. Redstone terminates it earlier upon 30 days’ written notice. It may also be terminated upon a finding by the Nevada gaming authorities that Mr. Redstone and National Amusements Inc. are suitable as stockholders of WMS or are no longer subject to the applicable provisions of Nevada gaming laws.

Phyllis G. Redstone currently owns 926,170 shares, or 2.92%, of our common stock. Under an amended voting agreement, originally entered into in 2002, Ms. Redstone granted a voting proxy to Neil D. Nicastro. Under this agreement, Mr. Nicastro votes the shares of our common stock owned by Ms. Redstone at his discretion at meetings of our stockholders and acts as proxy in connection with any written consent of our stockholders. The term of the agreement ends on November 8, 2012 unless Ms. Redstone terminates it earlier upon 30 days written notice.

Neil D. Nicastro has advised us that he plans to use the voting proxies to vote all 4,710,070 shares of our common stock beneficially owned by Mr. Redstone and Ms. Redstone (approximately 14.87% of our common stock) in favor of the nominees for election as directors under Proposal 1 and FOR Proposal 2.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined to increase the size of the Board to ten directors and the ten persons named below are nominated for election as directors to serve for a term expiring at our 2006 Annual Meeting of Stockholders or until their respective successors are elected and shall qualify. A director shall be qualified to serve only so long as no gaming authority has communicated their determination that such individual is not suitable for being licensed or not licensable by such authority. All of the nominees, except Mr. Rabin, are presently directors.

Unless authority to vote for the election of directors is withheld, the proxy holders named in the enclosed proxy will vote all shares represented thereby in favor of the election of each of the nominees named below. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees designated by the Board.

Name of Nominee (Age)	Position with Company and Principal Occupation	Director Since
Louis J. Nicastro (77)	Chairman of the Board	1974

Brian R. Gamache (46)	Director; President and Chief Executive Officer	2001

Norman J. Menell (73)	Vice Chairman of the Board	1980

Harold H. Bach, Jr. (73)	Director; Private Investor	2003

William C. Bartholomay (77)	Director; Group Vice Chairman of Willis Group Holdings Limited	1981

Neil D. Nicastro (48)	Director; Private Investor	1986

Edward W. Rabin, Jr. (58)	Nominee for Director; President of Hyatt Hotels Corporation

Harvey Reich (76)	Director; Attorney-at-Law	1983

Ira S. Sheinfeld (67)	Director; Partner, Hogan & Hartson, LLP (Attorneys-at-Law)	1993

William J. Vareschi, Jr. (63)	Director; Private Investor	2004

Louis J. Nicastro has served as our Chairman of the Board since our incorporation in 1974. He was our Chief Executive Officer from 1998 until June 2001 and was also President from 1998 to April 2000. Mr. Nicastro also served as our Chief Executive Officer or Co-Chief Executive Officer from 1974 to 1996 and as President during the periods 1985-1988 and 1990-1991, among other executive positions. Mr. Nicastro is Neil D. Nicastro’s father.

Brian R. Gamache served as our President and Chief Operating Officer from April 2000 until June 2001, when he was appointed President and Chief Executive Officer and joined our Board of Directors. Mr. Gamache served as President of the Luxury and Resort Division of Wyndham International from 1998 until April 2000.

Norman J. Menell has been Vice Chairman of our Board since 1990. He has also served as our President (1988-1990), Chief Operating Officer (1986-1990) and Executive Vice President (1981-1988). Mr. Menell is the Chairman of our Nominating and Corporate Governance Committee.

Harold H. Bach, Jr. joined our Board in October 2003. He served as Chief Financial Officer and an Executive Vice President of Midway Games Inc. (NYSE: MWY) (“Midway”) for more than five years until his retirement in September 2001. Mr. Bach also served as Vice President—Finance, Chief Financial Officer and Chief Accounting Officer of WMS for over five years until 1999 when he resigned his position with us to devote his full business time to Midway. Mr. Bach is a certified public accountant and was a partner in the accounting firms of Ernst & Young, LLP (1989-1990) and Arthur Young & Company (1967-1989). Mr. Bach is the Chairman of our Audit and Ethics Committee.

William C. Bartholomay has been Group Vice Chairman of Willis Group Holdings Limited (NYSE:WSH) and Vice Chairman of its principal U.S. subsidiary, Willis North America, a global insurance broker, since August 2003. For more than five years previous to joining Willis, Mr. Bartholomay served as President and a director of Near North National Group, insurance brokers in Chicago, Illinois. Mr. Bartholomay is the Chairman of our Compensation Committee and a member of our Audit and Ethics Committee and our Nominating and Corporate Governance Committee. Mr. Bartholomay is the Chairman Emeritus of the Board and Chairman of the Executive Committee of the Atlanta Braves and a director of Midway.

Neil D. Nicastro served in various executive positions for us, including President, Chief Executive Officer and Chief Operating Officer, beginning in 1986 and until his resignation from all executive positions with us in 1998. Mr. Nicastro served as Midway’s President from 1991 until May 2003 and Chief Executive Officer from 1996 to May 2003. He also served as Midway’s Chairman of the Board from 1996 until June 2004. Mr. Nicastro is a consultant to us and is Louis J. Nicastro’s son.

Edward W. Rabin, Jr. has been President of Hyatt Hotels Corporation since 2003. Between 1989 and 2003, Mr. Rabin served as Executive Vice President for Hyatt Hotels Corporation, and was named Chief Operating Officer in 2000. Mr. Rabin is a director of SMG Corporation and PrivateBankcorp, Inc. (NASDAQ—PVTB).

Harvey Reich was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for more than five years until his retirement in 1998. Mr. Reich is a member of our Compensation Committee and our Gaming Compliance Committee.

Ira S. Sheinfeld has been a member of the law firm of Hogan & Hartson, LLP and a predecessor law firm, Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York, for more than five years. Mr. Sheinfeld is also a director of Midway.

William J. Vareschi, Jr. retired as Chief Executive Officer and Vice Chairman of the Board of Central Parking Corporation in May 2003. Before joining Central Parking Corporation in April 2001, his prior business career of more than 35 years of service was spent with the General Electric Company, which he joined in 1965. He held numerous financial management positions within GE, including Chief Financial Officer for GE Plastics Europe (in the Netherlands), GE Lighting (Cleveland, Ohio), and GE Aircraft Engines (Cincinnati, Ohio). In 1996, Mr. Vareschi became President and Chief Executive Officer of GE Engine Services, a position he held until July 2000. Mr. Vareschi serves as a director and a member of the audit committee of WESCO International Inc. (NYSE: WCC). Mr. Vareschi is a member of our Audit and Ethics Committee.

Vote Required to Elect Nominees

The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect directors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors is our ultimate decision-making body, responsible for overseeing our affairs, except with respect to those matters reserved to the stockholders by law or under our By-laws. The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents describe the responsibilities of our directors and other key corporate governance matters. We will provide a copy of these documents to stockholders, without charge, upon written request addressed to us at 800 South Northpoint Boulevard, Waukegan, Illinois 60085, attention: Treasurer. These documents can also be viewed on the Corporate Governance page of our website by selecting “Company Info” and then “Investor Relations” from our homepage, located at: www.wmsgaming.com.

During fiscal 2005, the Board held twelve meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served during the fiscal year. Our non-management directors hold regular executive sessions without management being present. The Chairman of the Board, who is not an executive officer, presides at these meetings.

It has been our policy, and it is now a requirement of the listing standards of the NYSE, that a majority of the members of our Board qualify as “independent” directors who have no material relationship with us, other than serving as a director. Our Board has adopted the following categorical standards, as permitted by Section 303A.02 of the NYSE listing standards. A director who is not disqualified from being independent under Section 303A.02 of the NYSE listing standards and who meets all of the following categorical standards shall be presumed to be independent:

•	The director does not directly or indirectly (as a partner, shareholder or officer of another company) provide consulting, legal or financial advisory services to us or our auditors for compensation exceeding (i) for direct services, $100,000 or (ii) for indirect services, the greater of $1 million or 2% of such other company’s revenues;

•	The director does not hold 5% or more of our common stock or convertible senior notes; and

•	The director does not serve as an executive officer or director of a civic or charitable organization that receives significant financial contributions from us.

Our Board has determined that all of the existing members of our Board of Directors, except for our President and Chief Executive Officer, Brian R. Gamache, are independent in accordance with our policies. Mr. Gamache is not independent because he is one of our executive officers.

In addition, in order to be nominated for election to our Board, our directors must possess a number of skills and other qualifications, as discussed below under the heading “Nominating and Corporate Governance Committee Policies.”

Director Compensation

We pay a fee of $30,000 per year to each of our non-employee directors, except that we pay Louis J. Nicastro, our Chairman of the Board, a fee of $500,000 per year. Directors who serve as the chairman or a member, respectively, of the committees of our Board of Directors receive a further annual fee as follows: Audit and Ethics Committee: $30,000 or $25,000; Compensation Committee: $10,000 or $5,000; and Nominating and Corporate Governance Committee: $7,500 or $5,000. In addition, we pay $15,000 to the Chairman of our Gaming Compliance Committee and $10,000 to the other members of that committee.

Our stock option plans permit the issuance of shares of our common stock upon exercise of non-qualified stock options which may be granted to non-employee directors of WMS, generally, at not less than 100% of the fair market value of the shares on the date of grant. On June 16, 2005, each of our directors, except Mr. Gamache, was granted an option to purchase 7,550 shares of our common stock, at an exercise price of $33.90 which will vest 50% per year on each of June 16, 2006 and 2007 and deferred units which entitle each director to receive 3,319 shares of common stock upon his departure from the Board.

Directors and their spouses are also entitled to participate, at our expense, in a medical reimbursement plan which is supplementary to their primary medical insurance. Under the terms of a letter agreement, dated June 12, 2001, which terminated our employment agreement with Louis J. Nicastro, we will provide Mr. Nicastro and his wife with medical and dental expenses for life. We also provide primary medical and dental insurance for Mr. Neil Nicastro and his family and for Mr. Menell and his spouse. In addition, our directors may utilize our interest in a corporate aircraft for purposes related or incidental to our business.

The Company also has implemented a director succession/emeritus program. The succession plan provides that directors elected after August 2004 will be subject to mandatory retirement from the Board at age 75 or after 20 years of service on the Board, provided that the Board may waive a director’s mandatory retirement by action of 75% of the other directors. Existing directors who have reached the age of 75 or have served for at least 20 years will gradually be replaced by new directors in order to maintain continuity and avoid losing the benefit of valuable experience.

Each director leaving the Board for any reason who has reached at least 75 years of age, or who has served for at least 20 years on the Board, will be designated a Director Emeritus for four years after leaving the Board if the individual (a) is willing to assist the Board from time to time upon request by the Board, (b) agrees not to use our trade secrets or confidential information and (c) agrees not to solicit our employees on behalf of competitors. For each year or partial year of service on the Board or as an executive officer of ours or our predecessors (up to a maximum of 25 years), a Director Emeritus will receive:

•	a fee of $1,500 per year of service, paid in each of the first two years after leaving the Board;

•	a fee of $750 per year of service, paid in each of the next two years;

•	three months of continuing supplemental health coverage per year of service; and

•	a fully vested five year option to purchase 1,000 shares of our common stock per year of service exercisable at 100% of the market price on the day the director leaves the Board.

For example, a director who has served on our Board for 20 years would receive $30,000 per year for the first two years after leaving the Board, $15,000 per year in each of the next two years, five years of supplemental health coverage and an option to purchase 20,000 shares of our common stock.

Committees of the Board of Directors

To assist it in carrying out its duties, the Board has delegated specific authority to three standing committees: our Audit and Ethics Committee; Nominating and Corporate Governance Committee; and Compensation Committee. The Board of Directors has determined that all of the members of these committees are independent directors in accordance with our policies.

The Audit and Ethics Committee, is composed of three independent directors: Messrs. Bach (Chairman), Bartholomay and Vareschi. The Board has determined that each member of our Audit and Ethics Committee is financially literate and that Messrs. Bach and Vareschi are audit committee financial experts.

The Audit and Ethics Committee performs the functions described below under the heading “Audit and Ethics Committee Report” and in its charter. During fiscal 2005, the Audit and Ethics Committee held twelve meetings.

The Compensation Committee is composed of Messrs. Bartholomay (Chairman) and Reich. This Committee (1) reviews and approves corporate goals and objectives relevant to the compensation of our CEO and our other senior officers, (2) reviews periodically the succession plans relating to the CEO and our other senior officers, (3) evaluates the CEO’s performance and determines the compensation of the CEO, (4) makes recommendations to the Board with respect to compensation of our other senior officers, and (5) administers, approves and ratifies awards under incentive-compensation and other benefit plans. This committee also administers and determines the timing, pricing and the amount of grants to be made under the provisions of our compensation plans. The report of this committee is set forth later in this proxy statement. During fiscal 2005, this committee held three meetings.

The Nominating and Corporate Governance Committee is composed of Messrs. Menell (Chairman) and Bartholomay. This Committee identifies individuals qualified to become Board members and makes recommendations about the nomination of candidates for election to the Board, as discussed in greater detail below. In addition, this Committee makes recommendations regarding corporate governance policies and procedures and oversees the annual evaluation of the Board and management. During fiscal 2005, this committee held three meetings.

The Board has adopted a written charter for each of our committees described above. A copy of any of these charters is available in print, without charge, to any stockholder by contacting us at: 800 South Northpoint Boulevard, Waukegan, Illinois 60085, attention: Treasurer. The charters are also available on the Corporate Governance page of our website found by selecting “Company Info” and then “Investor Relations” on our homepage, located at: www.wmsgaming.com.

In addition to the standing Board committees, we also have a Gaming Compliance Committee that is composed of Messrs. Reich, David M. Satz (Director Emeritus) and Steve DuCharme (Chairman). Messrs. Satz and DuCharme are not directors of the Company. This Committee identifies and evaluates potential situations, among other things, arising in the course of our business that may cause regulatory concern to gaming authorities. During fiscal 2005, this committee held four meetings.

Compensation Committee Interlocks and Insider Participation.

No member of our Compensation Committee is or ever was an employee or officer of WMS or any of its subsidiaries. No officer, director or other person had any relationship required to be disclosed under this heading. Mr. Bartholomay is Group Vice Chairman of Willis Group Holdings Limited and Vice Chairman of its principal U.S. subsidiary, Willis North America, Inc., insurance brokers, which we retained to provide insurance brokerage services during the last fiscal year and propose to retain for insurance services during the current fiscal year. Mr. Bartholomay’s son is a non-executive employee of WMS. See “Certain Relationships and Related Transactions—Other Related Party Transactions” below.

Nominating and Corporate Governance Committee Policies

Qualifications of Directors.    Under our By-laws, each director must be at least 21 years of age and will not be qualified to serve as a director if any gaming authority has communicated their determination that such individual is not suitable for being licensed or not licensable by such authority. Further, under a policy formulated by our Nominating and Corporate Governance Committee, we require that all candidates for director (a) be persons of integrity, sound ethical character and judgment; (b) have no interests that materially impair their independent judgment or their ability to discharge their fiduciary duties to us and our stockholders; (c) have demonstrated business, governmental or technical achievement and acumen; and (d) have adequate time to devote to service on the Board. We also require that a majority of our directors be independent, as described above under “The Board of Directors”. In addition, at least three of our directors must have the financial literacy necessary for service on the audit committee, and at least one of our directors must qualify as an audit committee financial expert.

Stockholder Recommendations of Candidates for Election as Directors. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders that individually or as a group have beneficial ownership of at least 3% of our common stock, but only when an incumbent is not being nominated for the position and the recommended nominee satisfies the minimum qualifications prescribed by the Committee for all nominees as described above. For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. Submissions must be made in accordance with the Committee’s procedures, as outlined below.

Procedures for Stockholder Submission of Nominating Recommendations. A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as a director must submit the recommendation, in writing, addressed to the Committee care of our Corporate Secretary at 800 South Northpoint Boulevard, Waukegan, Illinois 60085. The submission must be made by mail, courier or personal delivery. E-mail submissions will not be considered.

The submission must be made in accordance with the provisions of Article I, Section 14 of our By-laws. Our By-laws are filed with the Securities and Exchange Commission and are incorporated by this reference from an exhibit to our quarterly report on Form 10-Q for the quarter ended March 31, 2004. Under Section 14, among other requirements, the submission must generally be delivered no later than 90 days nor earlier than 120 days prior to the anniversary of the prior year’s annual meeting. This year, that period was from August 12, 2005 to September 11, 2005, and we did not receive any submissions from stockholders. Next year, the submission period will extend from August 18, 2006 to September 17, 2006. The submission must include information about the proposed nominee, including his or her age, business and residence addresses, principal occupation, the class and number of shares of common stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and information about the stockholder recommending the nomination of that person. Submissions from our stockholders must also include information about the stockholder making the submission such as (a) the stockholder’s name and address, (b) the class and number of shares held by the stockholder, (c) a representation that the stockholder is entitled to vote at the meeting in person or by proxy and (d) a representation concerning the stockholder’s plan to solicit proxies in support of the proposal. Our stockholders should refer to the By-laws for a complete description of the requirements.

Under the Committee’s policy, the recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated, to be identified in the proxy statement and to be interviewed by the Committee, if the Committee chooses to do so. The submission must include the proposed nominee’s contact information for this purpose. It must also describe all relationships between the proposed nominee and (a) any of our competitors, customers, suppliers or other persons with interests regarding us and (b) the recommending stockholder, as well as any agreements or understandings between the recommending stockholder and the proposed nominee regarding the recommendation. Furthermore, the submission must state the basis for the recommender’s views that the proposed nominee (x) possesses the minimum qualifications prescribed by the Committee for nominees, briefly describing the contributions that the nominee would be expected to make to the board and to our governance and (y) would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency. The submission, if by a holder of over 5% of our common stock, must state whether or not the stockholder submitting the recommendation consents to be identified in the proxy statement.

The Process of Identifying and Evaluating Candidates for Directors. Our directors’ terms on the Board expire annually. We are of the view that the continuing service of a substantial number of qualified incumbents promotes stability and continuity in the boardroom. In selecting candidates for nomination for election to the Board at our annual meetings of stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors desire to continue their service on the Board. The Committee then considers whether our incumbent directors who desire to remain on the board continue to satisfy the qualifications for director candidates described above. The Committee also considers our director succession plan and assesses the directors’ performance during the preceding term.

If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management. The Committee may also engage a search firm to assist in identifying qualified candidates. The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in our equity securities.

The Committee will review and evaluate each candidate whom it believes merits serious consideration, assemble and review the available relevant information concerning the candidate, the qualifications for Board membership established by the Committee, the contribution that the candidate can be expected to make to the overall functioning of the Board and other factors that it deems relevant. The Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.

Selection of Nominees for Election at the 2005 Annual Meeting of Stockholders. All of the nominees listed on the accompanying proxy card, except for Mr. Rabin, are currently serving on our Board. This nominee was recommended by a search firm, Robert Gariano Associates, that we engaged to identify and provide background information concerning potential candidates for the Board.

Stockholder Communications with Directors

Stockholders may communicate with our Board of Directors, our Chairman of the Board, our non-management Directors as a group, or with specified individual Directors by mail addressed to WMS Industries Inc., 800 South Northpoint Boulevard, Waukegan, Illinois 60085.

Communications will be opened and screened for security purposes. Advertisements, solicitations, form letters, personal grievances and the like, or communications that appear to be intimidating, threatening, illegal or similarly inappropriate will be forwarded only upon the request of our Directors.

Director Attendance at Annual Meetings

Directors are expected to attend our annual meeting of stockholders. At last year’s annual meeting, all of our directors attended in person.

EXECUTIVE OFFICERS

The following individuals were elected to serve in the capacities set forth below until the Annual Meeting of our Board of Directors and until their respective successors are elected and shall qualify.

Name	Age	Position
Brian R. Gamache	46	President and Chief Executive Officer

Orrin J. Edidin	44	Executive Vice President and Chief Operating Officer

Scott D. Schweinfurth	51	Executive Vice President, Chief Financial Officer and Treasurer

Seamus M. McGill	54	Executive Vice President and Managing Director, International Operations of WMS Gaming Inc.

Kathleen J. McJohn	46	Vice President, General Counsel and Secretary

Robert R. Rogowski	47	Vice President of Finance and Controller

The principal occupation and employment experience of Mr. Gamache during the last five years is described under “Proposal 1—Election of Directors” above.

Orrin J. Edidin joined us in 1997 and served as our Vice President, Secretary and General Counsel until September 2001, when he became our Executive Vice President, General Counsel, Secretary, and Chief Operating Officer. In January 2003, he resigned as General Counsel and in February 2003, upon the appointment of Kathleen J. McJohn, he resigned as Secretary, continuing to serve as our Executive Vice President and Chief Operating Officer. Mr. Edidin also served as Vice President, Secretary and General Counsel of Midway from 1997 to May 2000. Mr. Edidin is a Trustee of the International Association of Gaming Attorneys and the Vice President of the Association of Gaming Equipment Manufacturers.

Scott D. Schweinfurth joined us in April 2000, assuming the offices of Executive Vice President, Chief Financial Officer and Treasurer. He is a certified public accountant and was, from 1996 until March 2000, Senior Vice President, Chief Financial Officer and Treasurer of Alliance Gaming Corporation, a diversified gaming company. Mr. Schweinfurth also acted as Managing Director of Alliance’s Germany-based Bally Wulff subsidiary from November 1999 to March 2000.

Seamus M. McGill joined us in 1998 as the Vice President of Worldwide Sales of our wholly-owned subsidiary, WMS Gaming Inc. In September 2001, he became the Executive Vice President of Worldwide Sales and Marketing of WMS Gaming, and on April 15, 2004, he became Executive Vice President and Managing Director, International Operations of WMS Gaming. Prior to joining WMS Gaming, Mr. McGill served as Executive Vice President for Mikohn Gaming Corporation, a diversified gaming company, from 1995 to 1998.

Kathleen J. McJohn joined us in January 2003 as General Counsel and was appointed Vice President and Secretary in February 2003. From 1996 to December 2002, Ms. McJohn was Vice President, Law, at Sears, Roebuck and Co.

Robert R. Rogowski joined us in 1992 as Director of Internal Audit, becoming Vice President of Finance of WMS Gaming in 1996 and our Vice President of Finance and Controller in April 2000. He is a certified public accountant.

EXECUTIVE COMPENSATION

The Summary Compensation Table below sets forth information with respect to the compensation paid to our Chief Executive Officer and our four most highly compensated other executive officers for services rendered during fiscal 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other (1)	Securities Underlying Options (#)	Restricted Stock Awards (2)	All Other Compensation (3)
Brian R. Gamache President and Chief Executive Officer	2005 2004 2003	$662,500 587,500 550,000	— 350,000 —	— — —	266,032 32,500 —	$2,056,764 353,724 127,500	$(195,672 263,742 245,552	)(4)

Orrin J. Edidin Executive Vice President and Chief Operating Officer	2005 2004 2003	425,200 365,200 322,307	— 106,308 —	— — —	66,932 5,000 —	944,855 215,475 127,500	27,700 17,707 15,273

Scott D. Schweinfurth Executive Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	395,000 355,000 326,923	— 60,436 —	— — —	64,275 5,000 —	868,630 215,475 127,500	26,501 19,565 11,150

Seamus M. McGill Executive Vice President and Managing Director, International Operations of WMS Gaming Inc.	2005 2004 2003	332,500 310,000 296,923	25,000 6,798 —	$137,351 104,859 39,261	19,098 4,000 —	228,675 143,650 127,500	15,603 14,159 8,248

Kathleen J. McJohn Vice President, General Counsel and Secretary (5)	2005 2004 2003	265,000 247,500 101,538	15,000 — —	— 52,816 —	9,895 2,500 53,750	— 71,825 —	14,137 9,946 346

(1)	Amounts reported include relocation compensation and reimbursement of $132,526 for 2005, $94,515 for 2004 and $29,756 for 2003 for Mr. McGill and $52,566 for 2004 for Ms. McJohn, and amounts paid for various annual membership dues. See also “Employment Agreements”.
(2)	The market price per share of our common stock at the close of business on the date that the restricted stock awards were granted was $30.49, $28.73 and $17.05 per share for 2005, 2004 and 2003, respectively. The restrictions have lapsed on the 2003 and 2004 awards and will lapse with respect to one-third of the 2005 awards if the holder remains employed with us on each of December 9, 2005, 2006 and 2007.
(3)	Amounts reported consist of (a) employer matching awards under our 401(k) plan and our deferred compensation plan of (i) $7,904, $17,080 and $28,765 for Mr. Gamache, (ii) $9,191, $10,616 and $19,499 for Mr. Edidin, (iii) $8,562, $11,496 and $18,000 for Mr. Schweinfurth, (iv) $8,248, $9,544 and $10,627 for Mr. McGill and (v)$346, $9,946 and $12,495 for Ms. McJohn for 2003, 2004 and 2005, respectively; (b) cash payments relating to unused vacation time accrued in the previous calendar year of (i) none, $9,014 and $10,096 for Mr. Gamache, (ii) $4,760, $5,769 and $6,490 for Mr. Edidin, (iii) none, $5,481 and $5,913 for Mr. Schweinfurth, (iv) none, $4,615 and $4,976 for Mr. McGill and (v) none, none and $1,642 for Ms. McJohn for 2003, 2004 and 2005, respectively; (c) $237,648, $237,648 and $(234,533) accrued for Mr. Gamache for 2003, 2004 and 2005, respectively, for death, disability and retirement benefits; (d) $1,322 and $2,588 paid in each of 2003, 2004 and 2005 for life insurance premiums for Mr. Edidin and Mr. Schweinfurth, respectively and (e) $389 paid in 2005 to Mr. Edidin as an award for a patent idea. See also “Employment Agreements”.
(4)	The amount accrued for Mr. Gamache’s death, disability and retirement benefits for 2005 represents a negative adjustment recorded to reflect changes in Mr. Gamache’s employment agreement that altered the assumptions upon which this accrual is based.
(5)	Ms. McJohn was hired on January 27, 2003.

Stock Options

The following table sets forth information about options to purchase common stock that we granted in fiscal 2005 under our stock option plans to the persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants (#)
Name	Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%	10%
Brian R. Gamache	100,000	(1)	7.0%	$30.49	12/9/2014	$1,917,500	$4,859,321
	98,366	(2)	6.8	$30.49	12/9/2014	1,886,168	4,779,919
	32,431	(3)	2.3	$32.50	1/7/2015	662,860	1,679,817
	35,235	(4)	2.5	$33.90	6/16/2015	751,194	1,903,672

Orrin J. Edidin	37,044	(2)	2.6	$30.49	12/9/2014	710,319	1,800,087
	14,032	(3)	1.0	$32.50	1/7/2015	286,801	726,810
	15,856	(4)	1.1	$33.90	6/16/2015	338,042	856,666

Scott D. Schweinfurth	37,044	(2)	2.6	$30.49	12/9/2014	710,319	1,800,087
	12,785	(3)	0.9	$32.50	1/7/2015	261,314	662,220
	14,446	(4)	1.0	$33.90	6/16/2015	307,982	780,487

Seamus M. McGill	9,836	(3)	0.7	$32.50	1/7/2015	201,039	509,472
	9,262	(4)	0.6	$33.90	6/16/2015	197,461	500,406

Kathleen J. McJohn	5,096	(3)	0.4	$32.50	1/7/2015	104,158	263,956
	4,799	(4)	0.3	$33.90	6/16/2015	102,312	259,280

(1)	These options became exercisable with respect to one-third on August 11, 2005 and will become exercisable with respect to additional one-third portions on each of August 11, 2006 and 2007.
(2)	These options become exercisable with respect to one-third on each of December 9, 2005, 2006 and 2007.
(3)	These options become exercisable with respect to one-third on each of January 7, 2006, 2007 and 2008.
(4)	These options become exercisable with respect to one-third on each of June 16, 2006, 2007 and 2008.

The following table sets forth information about the exercise of options to purchase our common stock during fiscal 2005 and the number and assumed year-end values of stock options owned by persons named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL-YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at June 30, 2005		Value of Unexercised In-the-Money Options at June 30, 2005 (1)
			Exercisable (#)	Unexercisable (#)	Exercisable	Unexercisable
Brian R. Gamache	—	—	467,500	296,034	$7,217,550	$1,431,637
Orrin J. Edidin	25,000	$561,557	130,000	66,932	2,232,675	138,303
Scott D. Schweinfurth	75,000	1,572,398	130,000	64,275	2,232,675	136,745
Seamus M. McGill	38,750	748,901	84,000	19,098	1,427,070	12,295
Kathleen J. McJohn	28,750	548,843	2,500	34,895	13,200	575,120

(1)	Based on the closing price of our common stock on the NYSE on June 30, 2005, which was $33.75.

Long Term-Incentive Awards

The following table shows all long-term incentive awards that we made during fiscal 2005 to each of the named executive officers.

LONG TERM INCENTIVE AWARDS

IN LAST FISCAL YEAR

Name	Number of Equity-Based Performance Units Awarded (1)	End of Performance Period for Payout	Minimum # of Shares of Common Stock Awarded	# of Shares of Common Stock Awarded if Performance Goals Met	Maximum # of Shares of Common Stock Awarded if Performance Goals Met
Brian R. Gamache	14,000	June 30, 2007	—	14,000	28,000
	15,487	June 30, 2008	—	15,487	30,974
Orrin J. Edidin	6,058	June 30, 2007	—	6,058	12,116
	6,969	June 30, 2008	—	6,969	13,938
Scott D. Schweinfurth	5,519	June 30, 2007	—	5,519	11,038
	6,350	June 30, 2008	—	6,350	12,700
Seamus M. McGill	4,246	June 30, 2007	—	4,246	8,492
	4,071	June 30, 2008	—	4,071	8,142
Kathleen J. McJohn	2,200	June 30, 2007	—	2,200	4,400
	2,109	June 30, 2008	—	2,109	4,218

(1)	Represents the number of performance units covered by the performance awards we granted during fiscal 2005 under our 2005 Incentive Plan. The awards contain performance goals set by our Board of Directors based on levels of total revenue and free cash flow for the Company over the thirty month period ending June 30, 2007 or thirty-six month period ending June 20, 2008, as set forth above. Free cash flow is defined as net income plus interest, taxes, depreciation and amortization (EBITDA), plus non-cash stock option and equity grant expense, less capital expenditures, cash taxes paid and adjustments for changes in net working capital. At the end of the performance period set forth above, the performance goals will be evaluated by the Compensation Committee of the Board of Directors and a determination made concerning the extent to which such performance goals have been met or exceeded. Upon determination of the extent to which the performance goal has been met, a participant, who remains employed with the Company, will receive a number of shares of common stock equal to the number of stock-based performance awards granted multiplied by a payout percentage determined pursuant to a matrix of possible performance levels. The matrix provides for a range of payout percentages, starting with a 10% payout if 50% and 70% of the cash flow and revenue targets are achieved, respectively; a 100% payout if 100% of each target is achieved; and a 200% maximum payout if 150% and 130% of the cash flow and revenue targets are achieved, respectively. The awards and the number of shares to be issued under the awards may be affected by a change in control pursuant to the 2005 Incentive Plan.

REPORT OF THE COMPENSATION COMMITTEE

ON FISCAL 2005 EXECUTIVE COMPENSATION

The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and making recommendations to our Board of Directors regarding the compensation of our other senior officers and is responsible for determining compensation plan grants and awards.

It is the policy of the Compensation Committee to provide attractive compensation packages to executive officers to motivate them to devote their full energies to our success, to reward them for their individual achievements and for our overall corporate performance and to align their interests with the interests of our stockholders. Our executive compensation packages are comprised primarily of base salaries, annual cash bonuses, and long-term incentives in the form of stock options, restricted stock grants, equity-based performance units and retirement and other benefits.

In fiscal year 2005, the Compensation Committee retained an independent consulting firm to analyze our executive compensation packages. The firm’s report compared our executive compensation packages with those of a peer group made up of companies in the gaming industry, including both gaming machine manufacturers and casino operators. The report to the Compensation Committee concluded that overall our executive compensation packages were below market and made recommendations to the Compensation Committee designed to make our executive compensation packages more competitive. As a result, the Compensation Committee decided to renegotiate the employment agreements for Messrs. Gamache, Edidin and Schweinfurth and to alter the compensation packages for our other executive officers for fiscal 2005 based on these recommendations. The Compensation Committee believes that the total compensation paid to each of our executive officers for fiscal year 2005 was reasonable.

In fiscal 2005, the Board of Directors, upon the recommendation of the Compensation Committee and the independent consulting firm, instituted an annual performance based program for our executive officers, including performance based cash bonuses and long-term performance-based equity awards. In January 2005, the Board of Directors determined the performance goals and details of cash bonuses and performance-based equity awards to be awarded for fiscal 2005 and in June 2005, the Board of Directors determined the performance goals and details of similar awards for fiscal 2006. The payment of performance-based cash bonuses is conditioned upon our achieving designated revenue and earnings per share targets and the number of shares of common stock delivered under the performance-based equity awards is conditioned upon our achieving designated revenue and free cash flow targets.

In December 2004, the Board of Directors, upon the recommendation of the Compensation Committee and the independent consulting firm, awarded certain stock options and restricted stock to the executive officers and our Chairman of the Board of Directors as special turnaround awards in recognition of their performance during the Corporation’s reemergence. In January 2005 and June 2005, the Board of Directors, upon the recommendation of the Compensation Committee, awarded stock options and performance-based equity awards to the executive officers as part of the long-term incentive plan recommended by the independent consulting firm.

Salary and Bonus

Our President and CEO, Brian R. Gamache, receives a base salary and is entitled to receive various retirement and other benefits. He is also entitled to receive an annual bonus of up to 280% of his salary and long-term incentives pursuant to programs established from time to time by the Compensation Committee. In determining the reasonableness of the overall level of Mr. Gamache’s compensation package, the Compensation Committee considered, among other matters, the peer group analysis performed by the independent compensation consultants, the terms of Mr. Gamache’s existing employment agreement, and tally sheets prepared by the independent compensation consultants which projected salary, bonus, special turnaround awards, options and performance shares payable to Mr. Gamache under various scenarios, ranging from threshold performance to exceptional performance, termination without cause and change in control. The Committee also considered the provisions of Mr. Gamache’s employment agreement relating to retirement and his other perquisites, including healthcare and life insurance, as well as Mr. Gamache’s overall compensation in relation to the compensation packages of our Chief Operating Officer and Chief Financial Officer.

In general, the level of base salary is intended to provide appropriate basic pay to executive officers taking into account their historical contributions to our business, each person’s unique education, skills and value, the recommendation of the Chief Executive Officer and the competitive marketplace for executive talent. The maximum amount of the annual bonus and the performance criteria for earning such bonus is intended to incentivize our executives to meet or exceed our annual corporate performance goals. Messrs. Gamache, Edidin, and Schweinfurth each waived their right to receive the cash bonus each had earned for fiscal 2005 pursuant to the performance-based bonus program established by the Compensation Committee.

Long-Term Incentives

We also have used stock options, which increase in value only if our common stock increases in value and which terminate a short time after an executive leaves, restricted stock grants which vest over time and equity-based performance units the value of which are directly linked to the Corporation’s performance, as a means of long-term incentive compensation. The Compensation Committee determines the size and nature of grants to our executive officers and other employees on an individual, discretionary basis in consideration of financial corporate results and each recipient’s performance, contributions and responsibilities as well as such recipient’s overall compensation package without assigning specific weight to any of these factors.

In fiscal 2005, Mr. Gamache received options to purchase 266,032 shares of our common stock with exercise prices ranging from $30.49 to $33.90 that will become exercisable with respect to one-third of the grant each year over three years. The other executive officers received options to purchase between 9,895 and 66,932 shares of our common stock at exercise prices ranging from $30.49 to $33.90 that will become exercisable with respect to one-third of the grant each year over three years.

In fiscal 2005, the Board of Directors, upon the recommendation of the Compensation Committee, instituted an annual performance based program and approved two sets of grants of equity-based performance units to each of our executive officers that provide for an award of common stock only to the extent certain performance goals are met. One set of awards was made in January 2005 for fiscal year 2005 and has a performance measurement date of June 30, 2007. The other set of awards was made in June 2005 for fiscal year 2006 and has a performance measurement date of June 30, 2008. Mr. Gamache received 14,000 units of the equity-based performance units with a performance measurement date of June 30, 2007 and 15,487 units with a performance measurement date of June 30, 2008. Mr. Edidin received 6,058 units with a performance measurement date of June 30, 2007 and 6,969 units with a performance measurement date of June 30, 2008. Mr. Schweinfurth received 5,519 units with a performance measurement date of June 30, 2007 and 6,350 units with a performance measurement date of June 30, 2008.

In fiscal 2005, the Board of Directors, upon the recommendation of the Compensation Committee, also approved a grant of restricted stock to each of our executive officers as special turnaround awards in recognition of their substantial time and efforts in the implementation of our technology improvement plan. Mr. Gamache received 67,457 shares of restricted stock. The other executive officers received a grant of between 7,500 and 30,989 shares. The restricted shares will vest with respect to one-third of each grant each year over three years, subject to each individual’s continued employment with WMS.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid under qualifying performance-based compensation plans approved by stockholders. Compensation as defined by Section 162(m) includes, among other things, base salary, incentive compensation and gains on stock option transactions. Under our 2005 Incentive Plan, which has been approved by our stockholders, all options granted to date have an exercise price at least equal to 100% of the fair market value of the underlying stock at the date of grant, and all equity-based incentive awards have been conditioned on achievement of performance goals intended to qualify as performance-based compensation. However, total compensation of some of our officers may be paid under plans or agreements that have not been approved by stockholders, or may not meet the Internal Revenue Code’s definition of performance-based compensation and may exceed one million dollars in a particular fiscal year. We will not be able to deduct these excess payments for income tax purposes.

The Compensation Committee considers, on a case by case basis, how Section 162(m) will affect our compensation plans and contractual and discretionary cash compensation. The Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

This report is respectfully submitted by the Compensation Committee of the Board of Directors:

William C. Bartholomay, Chairman

Harvey Reich

CORPORATE PERFORMANCE GRAPH

The following graph compares, for the five fiscal years ended June 30, 2005, the yearly percentage change in cumulative total stockholder return on our common stock with the cumulative total return of (1) the Standard and Poor’s 500 Stock Index or S&P 500, and (2) an index of selected issuers in our industry, or Peer Group, composed of Alliance Gaming Corp., Aristocrat Leisure, International Game Technology, Progressive Gaming International Corporation (successor to Mikohn Gaming Corporation) and Shuffle Master Inc. The graph assumes an investment of $100 in our common stock and in each of the indexes at the closing price on June 30, 2000, including reinvestment of dividends where applicable.

	2000	2001	2002	2003	2004	2005
WMS	$100.00	208.39	79.35	100.99	193.04	218.62
S&P 500	$100.00	85.17	69.85	70.03	83.41	88.68
Peer Group	$100.00	194.07	177.47	265.35	418.49	400.68

EMPLOYMENT AGREEMENTS

We employ Brian R. Gamache under the terms of an agreement dated December 27, 2004. The agreement term expires on December 31, 2007, subject to automatic rolling extensions so that the term of Mr. Gamache’s employment shall at no time be less than two years. Under the agreement, Mr. Gamache will receive a base salary of $700,000 per year. Mr. Gamache has the opportunity to earn a bonus of up to 280% of his base salary pursuant to an annual performance based program to be established by us. Mr. Gamache may participate in all benefit plans and perquisites generally available to our senior executives.

Upon the termination of Mr. Gamache’s employment for any reason, whether by us or Mr. Gamache, he will receive the retirement benefits, payable in installments, specified under the agreement which are equal to one-half of Mr. Gamache’s salary at the time of retirement, but not less than $350,000 or more than $500,000 per year, for a term that is the lesser of: (a) 10 years, or (b) the number of years Mr. Gamache is employed by WMS, beginning March 21, 2000. If Mr. Gamache is disabled for more than 90 consecutive days or 6 months in any 12-month period during the term of the agreement and is not able to resume his duties within 30 days of notice of disability, Mr. Gamache’s employment will terminate, and he will receive the retirement benefits specified under the agreement. In the event of Mr. Gamache’s death, his designated beneficiaries will continue to receive salary payments for a period of six months after the date of his death and will receive the retirement benefits that would otherwise have been paid to Mr. Gamache.

We may terminate the agreement “for cause,” which includes dishonesty or failure to follow the reasonable direction of our Board of Directors. Mr. Gamache may terminate the agreement for “good reason” upon the occurrence of: (a) a material breach by WMS of any material provision of the agreement, (b) the placement of Mr. Gamache in a position of lesser status, (c) the assignment to Mr. Gamache of duties inconsistent with his current position, (d) the reduction of the compensation to which he is entitled under the agreement, (e) his removal from the Board or (f) the relocation of our headquarters to a location more than 40 miles farther from his current place of residence than the present location of our headquarters. Upon any termination by Mr. Gamache for good reason, or by us without cause, we would be obligated to pay Mr. Gamache: (w) a lump sum payment equal in amount to Mr. Gamache’s base salary through the date of termination, less any payments previously made; (x) the pro rata bonus which would have been payable during the current year; (y) an amount equal to three times the sum of his base salary plus a bonus amount equal to the average annual cash bonus paid to Mr. Gamache over the immediately preceding two fiscal years; and (z) the retirement benefits which would have been payable in the event of retirement on the date of termination. In addition, all of Mr. Gamache’s unvested stock options and stock equity grants would immediately vest.

Mr. Gamache also may terminate the agreement if either of the following change of control events occurs: (a) the individuals who presently constitute our Board of Directors, or successors approved by these Board members or their successors, cease for any reason to constitute at least a majority of the Board or (b) both of the following occur (i) any person or entity or group of affiliated persons or entities who are not the owner of at least 15% of our outstanding voting securities on December 27, 2004, acquire more than 25% of our outstanding voting securities and (ii) Mr. Gamache remains employed by us for a period of 180 days thereafter. If either such a change of control event occurs and Mr. Gamache gives timely notice: (a) all of Mr. Gamache’s unvested stock options and stock equity grants will immediately vest; (b) we will be required to pay him any accrued salary and the pro rata bonus which would have been payable during the current year had he remained employed; (c) we will be required to pay him a lump sum of three times the sum of his base salary plus a bonus amount equal to the average annual cash bonus paid to Mr. Gamache over the immediately preceding two fiscal years; (d) all of his retirement benefits would be payable as if he had retired on the date of such change of control; and (e) all health benefits provided to Mr. Gamache under the agreement shall continue for 18 months thereafter. All of Mr. Gamache’s unexpired unvested options and stock equity grants also will immediately vest upon the occurrence of (x) Mr. Gamache’s death; (y) Mr. Gamache’s termination by reason of permanent disability; or (z) the acquisition of more than 25% of our outstanding voting securities by any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding voting securities on December 27, 2004.

If payments made to Mr. Gamache under the agreement after a change of control are considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, or the Code, additional compensation is required to be paid to Mr. Gamache to the extent necessary to eliminate the economic effect on him of the resulting excise tax. Under Section 4999 of the Code, in addition to income taxes, the recipient of “excess parachute payments” is subject to a 20% nondeductible excise tax on these payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change of control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change of control (including non-taxable fringe benefits) is at least equal to three times the base amount. Excess parachute payments are not tax deductible by us.

We employ Orrin J. Edidin under the terms of an agreement dated as of February 18, 2005. The agreement term expires on December 31, 2007, subject to automatic rolling extensions so that the term of Mr. Edidin’s employment shall at no time be less than two years. Under his agreement, Mr. Edidin will receive a base salary of $450,000 per year. Mr. Edidin has the opportunity to earn a bonus of up to 225% of his base salary pursuant to an annual performance based program to be established by us. Mr. Edidin may participate in all benefit plans and perquisites generally available to our senior executives, including long-term performance-based incentive programs to be established by us, and he will be provided with life insurance coverage in the amount of $1,400,000 during the term of the agreement. In the event such coverage is not available for an annual premium of no more than $3,000, we shall provide Mr. Edidin with whatever lesser amount of life insurance is available for such annual premium or permit Mr. Edidin to pay the portion of the annual premium in excess of $3,000.

We also employ Scott D. Schweinfurth under the terms of an agreement dated as of February 18, 2005. The agreement term expires on December 31, 2007, subject to automatic rolling extensions so that the term of Mr. Schweinfurth’s employment shall at no time be less than two years. Under his agreement, Mr. Schweinfurth will receive a base salary of $410,000 per year. Mr. Schweinfurth has the opportunity to earn a bonus of up to 225% of his base salary pursuant to an annual performance based program to be established by us. Mr. Schweinfurth may participate in all benefit plans and perquisites generally available to our senior executives, including long-term performance-based incentive programs to be established by us, and he will be provided with life insurance coverage in the amount of $1,400,000 during the term of the agreement. In the event such coverage is not available for an annual premium of no more than $3,000, we shall provide Mr. Schweinfurth with whatever lesser amount of life insurance is available for such annual premium or permit Mr. Schweinfurth to pay the portion of the annual premium in excess of $3,000.

We may terminate either Mr. Edidin’s or Mr. Schweinfurth’s agreement upon 30 days written notice for “cause”, which includes dishonesty or failure to follow a reasonable direction of our Chief Executive Officer or our Board of Directors. Both Mr. Edidin’s and Mr. Schweinfurth’s agreements may be terminated by either party upon two years notice.

Mr. Edidin and Mr. Schweinfurth may also terminate their respective agreements upon 30 days written notice for “good reason,” which means the occurrence of a material breach by WMS of any material provision of the agreement, including a material diminution of responsibility or base salary, or, in the event of a change of control, the relocation of his primary office to a location more than 40 miles farther from his current place of residence than the present location of our Waukegan and Chicago, Illinois offices. Upon any termination by Mr. Edidin or Mr. Schweinfurth for good reason, or by us without cause, under his agreement, we would be obligated to pay him: (a) any accrued base salary and any bonus awarded for any prior year to the extent not already paid, (b) within 30 days after the end of the fiscal year in which such termination occurred, a pro rata amount of the bonus payable for the year in which such termination occurs to the extent not already paid, (c) base salary and a pro rata amount of one year’s bonus over the next twelve months at normal payroll intervals and (d) with 30 days after the first anniversary of such termination, a lump sum payment equal in amount to two times the sum of his base salary plus one year’s bonus. The agreement defines “one year’s bonus” as $276,900 until the first year in which we pay a cash bonus, or the amount of the actual bonus paid after the first year in which a cash bonus is paid under the agreement or, starting with the third year after a cash bonus is paid under the agreement, the average annual cash bonus paid to such officer over the immediately preceding two fiscal years.

If the agreement terminates by reason of the officer’s death or his absence from his duties on a full-time basis for 90 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician, we will be required to pay the officer or his legal representatives: (a) any accrued base salary and the pro rata bonus which would have been payable during the current year had he remained employed; and (b) a lump sum equal to one-half the sum of his base salary, plus one year’s bonus.

Mr. Edidin’s or Mr. Schweinfurth’s employment agreement may also be terminated if either of the following change of control events occurs: (a) the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board, and the officer gives written notice of his election to terminate his employment within sixty days of such event or (b) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of January 1, 2005, acquires more than 25% of our outstanding shares, and the officer gives written notice of his election to terminate his employment for “good reason” or the Company terminates his employment not for cause, death or disability within 180 days of such acquisition. In the event of such a termination of Mr. Edidin’s or Mr. Schweinfurth’s employment agreement, then in lieu of any other rights under his agreement, we will be required to pay him (a) any accrued base salary and the pro rata bonus to the extent not already paid; and (b) a lump sum of three times the sum of his base salary plus one year’s bonus. If payments made to Mr. Edidin or Mr. Schweinfurth under their respective agreements after a change of control are considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, additional compensation is required to be paid to them to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

In addition, if either (a) the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board, or (b) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of January 1, 2005, acquires more than 25% of our outstanding shares, all of Mr. Edidin’s and Mr. Schweinfurth’s unexpired unvested options and stock equity grants will immediately vest.

With respect to “excess parachute payments” made to either Mr. Edidin or Mr. Schweinfurth, under Section 4999 of the Internal Revenue Code of 1986, in addition to income taxes, the recipient of “excess parachute payments” is subject to a 20% nondeductible excise tax on these payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change of control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change of control (including non-taxable fringe benefits) is at least equal to three times the base amount. Excess parachute payments are not tax deductible by us.

In fiscal 2005, Messrs. Gamache, Edidin, and Schweinfurth each executed a letter agreement waiving their right to receive a cash bonus earned under their respective employment agreements and pursuant the annual performance based bonus program established by the Compensation Committee.

We employ Seamus M. McGill through our wholly-owned subsidiary, WMS Gaming Inc., under an agreement dated February 1, 2001, as amended. Mr. McGill receives a salary of $345,000 per year. Mr. McGill may receive annual discretionary bonuses of up to 75% of his base salary, depending on performance criteria. Additionally, Mr. McGill may participate in all benefit plans and perquisites generally available to executive employees. His agreement is subject to automatic rolling extensions so that the term of Mr. McGill’s employment shall at no time be less than two years. We may terminate the agreement for cause. His employment agreement may also be terminated by Mr. McGill if the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. McGill gives us notice of termination within 60 days, then in lieu of any other rights under his agreement, all of Mr. McGill’s unexpired options would immediately vest, and we will be required to pay him the lesser amount of (i) a lump sum equal to two times his base salary; or (ii) the maximum amount which could be payable to Mr. McGill without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code. If Mr. McGill remains employed by us for a year after such a change of control or if we terminate Mr. McGill’s employment without cause during such period, under his agreement, Mr. McGill will be entitled to receive an additional lump sum payment equal to his based salary for one year.

In the event of (a) any change of control or (b) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of November 15, 2001 acquiring more than 25% of our outstanding shares, all of Mr. McGill’s unexpired unvested options immediately vest.

In May 2004, we requested that Mr. McGill spend up to 50% of his time in the U.K. and maintain a residence there. He currently receives $9,000 per month, grossed up annually for taxes, as compensation for maintaining a U.K. residence and automobile for our convenience. Previously, in March 2003, we requested that Mr. McGill relocate from our Las Vegas office to our Chicago Technology Campus. Mr. McGill received $5,000 per month to compensate him for maintaining a residence in Chicago, grossed up annually for taxes. Mr. McGill also received reimbursement for relocation expenses. Upon the termination of this relocation, we reimbursed Mr. McGill for costs related to moving back to Las Vegas. Mr. McGill also received, under the 2003 arrangement, and continues to receive under the 2004 arrangement, reimbursement of expenses associated with maintaining dual residences. Upon the termination of our requirement that Mr. McGill maintain a residence in the U.K., we will pay the costs related to moving his household goods to Las Vegas and also will pay him an additional four monthly stipends.

We employ Kathleen J. McJohn under the terms of an agreement dated November 22, 2002, as amended. Ms. McJohn receives a salary of $275,000 per year. Ms. McJohn may receive annual discretionary bonuses of up to 50% of her base salary, depending on performance criteria. Additionally, Ms. McJohn may participate in all benefit plans and perquisites generally available to executive employees. We may terminate the agreement for cause. If we terminate the agreement without cause, Ms. McJohn is entitled to a continuation of her salary for six months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Midway

Midway was formerly a wholly-owned subsidiary of ours until Midway’s initial public offering in 1996, after which we continued to own 86.8% of Midway’s common stock. In 1998, we distributed all of our remaining Midway stock to our stockholders, and we have not owned any Midway common stock since then. Two of our directors are also directors of Midway: Messrs. Bartholomay and Sheinfeld. The remaining material agreements between Midway and us were terminated during fiscal 2005 and are described below:

Tax Separation Agreement. Until the Midway spinoff, Midway had been a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes. Therefore, Midway was jointly and severally liable for any federal tax liability of the WMS group for the period that it was part of the WMS group. The agreement, dated as of April 6, 1998, as amended, set forth the parties’ respective liabilities for federal, state and local taxes, among other things.

Tax Sharing Agreement. Under this agreement, dated July 1, 1996, WMS and Midway had agreed upon a method for determining the division of certain tax liabilities and credits between Midway and WMS.

In fiscal 2005, we terminated the Tax Separation Agreement and the Tax Sharing Agreement with Midway. Under the termination agreement, Midway paid us $1.5 million, and we recorded a pre- and after-tax benefit in other income of $1.5 million.

Other Related Party Transactions

Neil D. Nicastro, one of our directors, renders consulting services to us as reasonably requested by our Board of Directors, Chairman of the Board or Chief Executive Officer under a consulting agreement. The term of the agreement renews automatically for successive one-year terms unless either party gives notice of termination not less than six months before the end of the term then in effect. We pay Mr. Nicastro $1,000 per month for his services under the consulting agreement.

Ira S. Sheinfeld, one of our directors, is a member of the law firm of Hogan & Hartson, LLP. We retained the firm to provide tax services during fiscal year 2005. We do not plan to retain Hogan & Hartson, LLP in the current fiscal year.

William C. Bartholomay, one of our directors, is Group Vice Chairman of Willis Group Holdings Limited, a global insurance broker and Willis North America, its principal U.S. subsidiary, which we retained to provide insurance broker services during the last fiscal year and have retained for insurance brokerage services during the current fiscal year. Mr. Bartholomay was formerly President of Near North National Group, insurance brokers, which we had previously retained to provide insurance brokerage services. See also “Election of Directors” above. We employ Mr. Bartholomay’s son, William T. Bartholomay, in the position of Director of New Market Development. In fiscal 2005, William T. Bartholomay earned compensation of approximately $106,000.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We propose that the stockholders ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accountants for fiscal 2006 by the Audit and Ethics Committee of the Board of Directors. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. Ernst & Young LLP will have the opportunity to make a statement if they desire to do so.

Ernst & Young LLP served as our Independent Registered Public Accountants for fiscal 2004 and 2005 and billed us for services rendered in fiscal 2004 and fiscal 2005 as follows:

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for fiscal 2004 and fiscal 2005, including the review of the financial statements included in our Quarterly Reports on Form 10-Q and required regulatory compliance audits, were $381,000 and $831,000, respectively.

Audit-Related Fees. The aggregate fees for audit-related services for the same periods were $153,900 and $216,800, respectively. These audit related services generally included fees for the annual audit of our employee benefit plans, consultations on SEC comment letters and related responses, procedures performed in connection with our SEC registration statements and agreed-upon procedures relating to wide area progressive systems.

Tax Fees. The aggregate fees for tax services for the same periods were $29,600 and $32,500, respectively. These tax services include fees for domestic and foreign tax advice and planning.

All Other Fees. We did not retain Ernst & Young LLP for any other services and were not billed any other fees except as set forth above. In fiscal 2004 and fiscal 2005, no fees of our Independent Registered Public Accountants were approved by our Audit and Ethics Committee under S-X Rule 2-01(c)(7)(i)(C).

Pre-Approval Policies and Procedures. Our Audit and Ethics Committee has adopted a policy for pre-approving all audit and permitted non-audit services rendered to us by our auditors. All audit services must be approved by the full Audit and Ethics Committee. Under the policy, any permitted non-audit services must be pre-approved by either the full Audit and Ethics Committee or by a designated member of the Audit and Ethics Committee and our internal audit director. If a designated member and our internal audit director approve any non-audit services, the full Committee will be informed of such services at its next regularly scheduled meeting. Our Independent Registered Public Accountants will verify to our Audit and Ethics Committee annually that they have not performed and will not perform any prohibited non-audit services.

Percentage of Services Approved under S-X Rule 2-01(c)(7)(i)(C). None.

Vote Required for Ratification

Ratification by the stockholders of the appointment of Independent Registered Public Accountants is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present in person or by proxy do not ratify the selection of Ernst & Young LLP at the meeting, the selection of Independent Registered Public Accountants will be reconsidered by the Audit and Ethics Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

AUDIT AND ETHICS COMMITTEE REPORT

The Audit and Ethics Committee of our Board of Directors is composed of three independent directors. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Corporate Governance page of our website found by selecting “Company Info” and then “Investor Relations” on our homepage, located at: www.wmsgaming.com.

Our management is responsible for our internal accounting controls and the financial reporting process. Our Independent Registered Public Accountants, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit and Ethics Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit and Ethics Committee has reviewed and discussed our audited consolidated financial statements with management and our Independent Registered Public Accountants. In addition, the Audit and Ethics Committee has discussed with our Independent Registered Public Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended.

The Audit and Ethics Committee has received the written disclosures and the letter from the Independent Registered Public Accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the Independent Registered Public Accountants their independence. The Committee has also considered whether the provision of non-audit services by the Independent Registered Public Accountants is consistent with maintaining auditor independence.

Based on the Audit and Ethics Committee’s discussions with management and the Independent Registered Public Accountants and the Committee’s review of the representations of management and the report of the Independent Registered Public Accountants, the Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2005 for filing with the SEC.

This report is respectfully submitted by the Audit and Ethics Committee of the Board of Directors:

Harold H. Bach, Jr.

(Chairman)

William C. Bartholomay

William J. Vareschi, Jr.

OTHER MATTERS

Stockholder Proposals

As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

We must receive any stockholder proposals of matters to be acted upon at our 2006 Annual Meeting of Stockholders on or before June 29, 2006, in order to consider including them in our proxy materials for that meeting. Except as otherwise permitted under Rule 14a-8 under the Securities Exchange Act of 1934, in order for a matter to be acted upon at an annual meeting, notice of stockholder proposals must be delivered to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by a stockholder must be delivered not earlier than the 120th day prior to an annual meeting and not later than the 10th day following the day on which we first publicly announce the date of the meeting. Next year, provided we do not change our meeting date as described above, the submission period for stockholder notices will extend from August 18, 2006 to September 17, 2006, except as otherwise permitted under Rule 14a-8 under the Securities Exchange Act of 1934.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based on our review of copies of these reports that we have received and on representations from reporting persons that no Form 5 report was required to be filed by them, we believe that during fiscal 2005 our officers, directors and 10% beneficial owners complied with all of their Section 16(a) filing requirements, other than the late filing of a Form 4 by Mr. Sumner M. Redstone, a person who beneficially owns more than 10% of our common stock, reporting a June 6, 2005 partial settlement of a forward transaction.

Voting Procedures

We have appointed inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the outcome of the vote. With respect to the tabulation of votes cast on each proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Therefore, abstentions will have the effect of a vote against each proposal, but broker non-votes will have no effect on the vote for or against each proposal. Under NYSE rules, with respect to any proposal that is a prerequisite to listing of additional or new securities, the total votes cast on the proposal must represent at least a majority of all outstanding shares of our common stock entitled to vote on the proposal. With respect to these proposals, broker non-votes are not counted as part of the total vote cast on the proposal. The term “broker non-votes” commonly refers to shares held in street name for customers, where the broker does not have authority under NYSE rules to vote on its own initiative on particular items, and the broker has not received instructions from the beneficial owners. At the annual meeting, brokers will have the authority to vote on Proposals 1 and 2.

How to Obtain Our Annual Report on Form 10-K

Our Internet website is located at www.wmsgaming.com. Through the Investor Relations pages of our website, you may view and print, as soon as reasonably practical after such information has been filed or furnished to the SEC, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. The Forms 3, 4 and 5 filed by our officers, directors and holders of more than 10% of a registered class of our equity securities are also available on our website. You may also obtain our Form 10-K, and all other documents that we file electronically, at the SEC’s website: www.sec.gov. We will also provide without charge a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2005, including financial statements, to each of our stockholders of record on October 19, 2005 and each beneficial owner of our common stock on that date, upon receipt of a written request mailed to our offices, 800 South Northpoint Boulevard, Waukegan, Illinois 60085, attention: Treasurer. In the event that exhibits to the Form 10-K are requested, a reasonable fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to their ownership.

It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are requested to mark, date, sign and return your proxy in the enclosed postpaid envelope. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

By Order of the Board of Directors,

Kathleen J. McJohn
Vice President, General Counsel and Secretary

Waukegan, Illinois

October 24, 2005

APPENDIX A

WMS INDUSTRIES INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking all previous proxies, hereby appoints BRIAN R. GAMACHE, SCOTT D. SCHWEINFURTH and KATHLEEN J. MCJOHN, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of common stock of WMS Industries Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on December 15, 2005 and at all adjournments thereof.

The shares represented by this Proxy will be voted in accordance with the specifications made by the undersigned upon the following proposals, more fully described in the accompanying Proxy Statement. If no instructions are given by the undersigned, the shares represented by this proxy will be voted “FOR” the election of the nominees for directors designated by the board of directors and “FOR” proposal 2.

(1) Election of Directors.

☐	FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	EXCEPTIONS*

Louis J. Nicastro / Brian R. Gamache / Norman J. Menell / Harold H. Bach, Jr. / William C. Bartholomay /

Neil D. Nicastro / Edward W. Rabin, Jr./ Harvey Reich / Ira S. Sheinfeld / William J. Vareschi, Jr.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS*” BOX AND WRITE THAT NOMINEE’S NAME ON THE BLANK LINE BELOW:

Exceptions*:

(2) Ratification of appointment of Ernst & Young LLP as Independent Registered Public Accountants for fiscal 2006.

FOR ☐                                AGAINST ☐                                ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND THE PROPOSAL LISTED ABOVE.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated:                                                                                , 2005

(Signature)

(Signature)

NOTE: Please sign exactly as your name(s) appear hereon. If signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE POSTPAID ENVELOPE ENCLOSED FOR THIS PURPOSE.